EXHIBIT 19.1

INSIDER TRADING COMPLIANCE POLICY

Issued Date| Month / Year	Version #| Month / Year	Document Number:
October, 2006	Version 5 | February 2023	Corp Policy-Leg-POL-GCP-03222

Scope
This Insider Trading Compliance Policy (this "Policy") applies to everyone at First Solar, Inc. and all of its subsidiaries (“First Solar” or the “Company”), including all associates, officers and directors of the Company, who are referred to, collectively, as "associates" or "you" throughout this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material, non-public information. In this Policy, “we,” and “our” refers to First Solar, Inc. and its subsidiaries.

Purpose
This Policy has been designed to promote compliance with federal and state securities laws related to trading in Company Securities. Your strict adherence to this Policy will help safeguard First Solar’s reputation and will ensure that First Solar conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each associate is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this Policy.

Definitions
“Access Individuals” means any person who is so designated by the Company from time to time and notified of this status.
“Blackout Period” means a period of time during which any Covered Individual and any Related Party of such Covered Individual is not permitted to purchase or sell Company Securities.
“Clearance Officer” means the General Counsel and Secretary of the Company or such person’s designee.
“Company Securities” means Equity Securities and any other securities of the Company.
“Covered Individual” means all directors, officers, and associates of First Solar and other persons who have access to material, non-public information that the Company determines should be subject to this Policy.
“Equity Securities” collectively, means shares of common stock and other equity securities of the Company.

Definitions
“Related Party” means any family member of a Covered Individual and any entity over which a Covered Individual or a family member of such Covered Individual exercises or shares investment control, such as a partnership or family trust. For purposes of this Policy, family members are (i) those with whom a person shares a home, including such person’s spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone else, whether or not related, who shares such person’s home (other than domestic employees), (ii) children of the Covered Individual or of the Covered Individual’s spouse who do not reside in the same household with the Covered Individual but whose transactions are directed by the Covered Individual, (iii) any other family members of the Covered Individual who do not reside in that household but whose transactions are directed by the Covered Individual and (iv) any other individual over whose account the Covered Individual has control and to whose financial support the Covered Individual materially contributes.
“Section 16 Officer” means any officer of the Company who is notified by the Company that he or she is subject to Section 16 of the Exchange Act of 1934, as amended.
“Specified Persons” means any person who is so designated by the Company from time to time and notified of this status.

Supporting Materials	•Code of Conduct: Relentless Integrity: How We Conduct Business Ethically •First Solar, Inc. Blackout Schedule
Languages	English
Owners	Finance/Stock Administration - globalstockadmin@FirstSolar.com
Approvers	Chief Accounting Officer Chief Financial Officer General Counsel Chief Compliance Officer
Contact
Contact the General Counsel or any member of the legal department, the Chief Compliance Officer, or send an email via
compliance@FIRSTSOLAR.COM for any questions or clarifications regarding this policy.

POLICY
1.TRADING ON INSIDER INFORMATION PROHIBITED
The Company’s shares of common stock are traded on The Nasdaq Global Market under the symbol “FSLR”. It is a serious violation of federal and state securities laws, and of Company policy, for any person to buy or sell Company Securities while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others.
This prohibition also applies to information obtained in the course of employment relating to any other company, including customers or vendors. If a Covered Individual is aware of any material, non-public information concerning another public company obtained in the course of such person’s employment or other service with the Company, such person must not trade in the securities of the other company or pass any material, non-public information concerning the other company to others.
In addition, federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
a.Material Information. Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company Securities. To protect the Company’s confidential business information and avoid even the appearance of impropriety, you should not disclose any information that could reasonably affect the market price, either favorably or unfavorably, of Company Securities.
While it is not possible to provide an exhaustive list, the following are some of the types of information and events that may ordinarily be considered material and should not be discussed with anyone outside the Company unless the information or event has already been disclosed to the public:
•news of a pending or proposed corporate acquisition, disposition or other significant business combination;
•financial results, especially quarterly and year-end earnings and projections of future earnings or losses, and significant changes in financial results or liquidity;
•significant changes in corporate strategy, dividend policy or objectives;
•significant changes in module conversion efficiency, manufacturing cost per watt, balance of systems cost per watt, system cost of electricity or similar metrics;
•entering into new material customer contracts;

•significant cybersecurity incidents;
•the gain or loss of a significant supplier;
•changing the number of production lines;
•significant milestones relating to the Company’s business;
•significant technology-related changes;
•changes in management; or
•significant regulatory developments or changes.
b.Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation should be considered non-public. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.
c.Twenty-Twenty Hindsight. If a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such transaction in hindsight.
d.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to Related Parties. Covered Individuals are responsible for the compliance of Related Parties.
e.Transactions by the Company. The Company may not, directly or indirectly, trade Company Securities while in possession of material, non-public information related to the Company unless such trading activity otherwise complies with all applicable federal and state securities laws.
f.Tipping Information to Others. Whether the information is proprietary information about the Company or non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities), whether or not such person intends to realize a profit from such “tip”.
2.BLACKOUT PERIODS
It is also a violation of Company policy for any Covered Individual and any Related Party of Covered Individuals to purchase or sell Company Securities during certain periods.
a.Quarterly and Annual Results. For Covered Individuals, except for Access Individuals or Specified Persons, the Blackout Period generally begins at the close of the market on the last day of the quarter and ends at the beginning of the second business day after the release of the Company’s quarterly or annual results to the public; provided that, if the conference call regarding the quarterly or annual results is held on a date later than the date of the press release containing such results, the date of release for the purposes of this Policy shall be the date of such conference call. Thus, if the Company’s results are released on a Thursday, Covered Individuals and Related Parties would generally be permitted to trade on the following Monday.
For Access Individuals and Specified Persons, the Blackout Period generally begins at the close of the market on the later of (a) the sixth business day after the release of the Company’s quarterly or annual results to the public and (b) the last day of the second month of the quarter, and ends at the beginning of the second business day after the release of the Company’s subsequent quarterly or annual results to the public. The foregoing will generally result in a five business day open trading window in the first fiscal quarter of each year and longer open trading windows in other fiscal quarters.
b.Anticipated Material Events. If the Company issues a suspension of trading or blackout because a material event is anticipated (e.g., a financial development, a merger, acquisition, or any other significant corporate action), notice from the Company shall be provided to Covered Individuals to whom such suspension applies.
3.ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is improper and inappropriate for Covered Individuals to engage in speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals should not engage in any of the following activities with respect to Company Securities whether or not in possession of material non-public information:
a.Short-Term Trades. Engaging in any purchase and sale (or sale and purchase) of Company Securities within thirty calendar days where such subsequent transaction results in an investment gain is prohibited.
b.Short Sales. Selling Company Securities short is prohibited. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.
c.Buying or Selling Puts, Calls, or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is prohibited. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

d.Hedging Transactions. Entering into any hedging or monetization transactions or similar arrangements designed to hedge or offset any decrease in the market price of Company Securities is prohibited.
e.Purchases of Covered Securities on Margin. Any Company Securities purchased in the open market shall be paid for fully at the time of purchase. Purchasing Company Securities on margin (borrowing money from a stockbroker to fund the stock purchase) is prohibited. This prohibition does not apply to “cashless exercises” of employee stock options, in which the Covered Individual sells shares being acquired to pay the taxes required to be withheld and/or the exercise price of the stock option.
f.Standing and Limit Orders. Placing standing or limit orders on Company Securities (other than under approved Rule 10b5-1 Plans) is prohibited, except as described below. If a Covered Individual determines that a standing order or limit order is necessary, the order must be limited to brief periods of time so that the Covered Individual can be reasonably certain the order will not execute during a Blackout Period and will not execute when the Covered Individual otherwise possess material, non-public information (except that standing orders may be used for longer periods under Rule 10b5-1 Plans that comply with the requirements of Rule 10b5-1) and the order must otherwise comply with the restrictions and procedures set forth in this Policy.
4.TRANSACTIONS THAT ARE EXEMPT FROM THIS POLICY
The following transactions are exempted from this Policy:
a.Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with the SEC’s Rule 10b5-1(c) shall not be deemed to be a violation of this Policy even though such trade takes place during a Blackout Period or while the Covered Individual making such trade was aware of material, non-public information. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-1(c). The trading plan (and any modification thereto) must be adopted outside of a Blackout Period and at a time when such Covered Individual is not aware of material, non-public information. In addition, trading under such trading plan shall not begin until the later of (a) 90 calendar days following the plan adoption date or (b) two business days after the filing of a Form 10-Q or Form 10-K disclosing the Company’s financial results for the completed fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption). At the time a Covered Individual enters into a new Rule 10b5-1 plan, the Covered Individual must include a representation in the plan certifying that they (a) are not aware of or in possession of material, non-public information about the Company or its securities and (b) are adopting the plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions of Rule 10b5-1. Any modification or change to the amount, price or timing of the purchase or sale of Company Securities underlying a Rule 10b5-1 Plan is considered a termination of such Rule 10b5-1 Plan and the adoption of a new Rule 10b5-1 Plan. Each trading plan must be approved by the Company prior to being established to confirm compliance with this Policy and applicable securities laws. Approval of a trading plan shall not be deemed a representation by the Company or any counsel of the Company that such plan complies with Rule 10b5-1, nor an assumption by the Company or any counsel of the Company of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.
This policy does not prohibit the purchase or sale of Company Securities by the Company in accordance with a Rule 10b5-1 Plan that complies with all applicable federal and state securities laws.
b.Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. However, this Policy applies to the “cashless” exercise of a stock option.
c.Gifts. Except as described in Section 5(a) below with respect to directors, Section 16 Officers and Specified Persons, bona fide gifts of Company Securities are exempt from this Policy. Because the circumstances under which a gift may be considered bona fide vary based on context, you are encouraged to consult the Clearance Officer when contemplating a gift of Company Securities.
d.Estate Planning Transfers. Estate-planning transfers resulting in the transferor continuing to control and directly or indirectly own such transferred Company Securities are exempt from this Policy, but only with prior approval from the Clearance Officer.
e.Vesting. This Policy does not prohibit the vesting of restricted stock, restricted stock units or performance restricted stock units, or the exercise of a tax withholding right pursuant to which the Company withholds shares of Company Securities to satisfy tax withholding requirements upon the vesting of any such awards, provided that any sales or exchanges of Company Securities acquired pursuant to the vesting of any such award may not be made during a Blackout Period.
Certain Restrictions on Exempt Transactions:
a.Limit on Multiple or Overlapping Plans: A Covered Individual may not enter into multiple contracts, instructions or plans that would qualify for the affirmative defense under Rule 10b5-1 for purchases or sales of the Company’s securities during the same period, except with respect to:
i.separate contracts with different broker-dealers or other agents acting on behalf of the Covered Individual that may be treated as a single Rule 10b5-1 Plan;
ii.one later-commencing plan under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 plan is completed or expires without execution; and

iii.a Rule 10b5-1 plan providing for an “eligible sell-to-cover transaction” as allowed under Rule 10b5-1 plan.
b.Single-Trade Plans: If a proposed new Rule 10b5-1 Plan is designed to effect an open-market purchase or sale of the total amount of securities subject to that plan in a single transaction (a “Single-Trade Plan”), the proposed new Single-Trade Plan may not be entered into if the Covered Individual wishing to enter into the new Single-Trade Plan has, during the prior 12-months, previously adopted another Single-Trade Plan. However, the above limitation on multiple Single-Trade Plans in any 12-month period does not apply if a proposed new Single-Trade Plan is designed solely to execute an “eligible sell-to-cover transaction”.
5.ADDITIONAL INSIDER TRADING POLICIES AND PROCEDURES FOR DIRECTORS, SECTION 16 OFFICERS AND SPECIFIED PERSONS
The additional insider trading policies and procedures described in this Section 5 apply only to directors, Section 16 Officers and Specified Persons, and they supplement the insider trading policies and procedures for Covered Persons described above. All directors, Section 16 Officers and Specified Persons must strictly comply with the policies and procedures described in this Section 5, as applicable.
a.Pre-Clearance Requirement for Transactions in Company Securities. Before any director, Section 16 Officer or Specified Person engages in any transaction involving Company Securities, such director, Section 16 Officer or Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such director, Section 16 Officer or Specified Person shall not execute any transaction. If the director, Section 16 Officer or Specified Person receives pre-clearance, he or she will have until the end of four trading days following the day pre-clearance is received to execute the transaction. For example, if a director, Section 16 Officer or Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, such person will have until the end of trading on Monday of the following week to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any Company Securities can be traded. Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of material non-public information relating to the Company.
The pre-clearance requirement applies to all proposed purchases and sales of Company Securities, including discretionary purchases or sales of Company Securities by the Company. Directors, Section 16 Officers and Specified Persons must also pre-clear all potential changes in their beneficial ownership of Company Securities, including, but not limited to, any changes in beneficial ownership of Company Securities through a gift to a charitable organization or a transfer to a family trust.
b.Pre-Clearance for Related Party Transactions. Under the securities laws, the Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person. Therefore, you must pre-clear with the Clearance Officer any potential transactions in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).
c.Former Directors, Section 16 Officers and Specified Persons. In the event that a director, Section 16 Officer or Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a director, Section 16 Officer or Specified Person, that person must continue to pre-clear any proposed transaction in Company Securities with the Clearance Officer for six months from the day he or she ceases being a director, Section 16 Officer or Specified Person. Certain SEC reporting requirements may continue to apply during this period.
d.Stock Ownership Reporting Requirements. One purpose of the pre-clearance requirement is to help you comply with your SEC reporting obligations. The Company will assist in preparing and filing most forms. You or your broker should not file Forms 3, 4 or 5 described below without consulting the Clearance Officer. However, you should be familiar generally with the following reporting requirements:
i.Section 16 Compliance. All directors and Section 16 Officers of the Company are required under Section 16 of the Securities Exchange Act of 1934, as amended, to report their initial beneficial ownership, and most changes to their beneficial ownership, of Equity Securities to the SEC. Reporting may be required with respect to Equity Securities held in the name of the spouse or minor children of a director or Section 16 Officer. Reporting may also be required with respect to Equity Securities held in the name of other persons who are members of the director’s and Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer). Reporting may further be required of Equity Securities held by a trust for which a director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a corporation in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through gifts, inheritances, stock option grants and exercises, and stock awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a trust, are likewise reportable. Directors and Section 16 Officers must indicate on the appropriate form whether the reported transaction was made under a plan intended to satisfy the affirmative defense conditions of Rule 10b5-1, and, if so, when such plan was adopted.
The SEC requires three forms to be used by directors and Section 16 Officers to satisfy these reporting requirements:
•Form 3 (Initial Report): Directors and Section 16 Officers must file a Form 3 with the SEC, even if they hold no Equity Securities, within 10 calendar days of becoming a director or Section 16 Officer.
•Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity Securities (including bona fide gifts), or any changes in the beneficial ownership of others whose holdings may be attributed to such person, such as the Equity Securities held by the spouse or minor children of a Director or Section 16 Officer or those held by other persons who are members of the Director’s or Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer).
•Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Company. Like all of the SEC’s reporting requirements, the requirements for filing a Form 5 are technical. You should consult with your broker and the Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.
Each director and Section 16 Officer may execute a power of attorney giving the Clearance Officer or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.
ii.Section 16(b) Short Swing Trading Disgorgement. Directors and Section 16 Officers are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, which generally requires such persons to disgorge to the Company any “short swing profits” from purchases and sales of Company Securities (or vice versa) effected within a period of less than six months.

e.Filing Responsibilities: The Ultimate Responsibility Rests with You. While the policies and procedures set forth in this memorandum are intended to help directors and Section 16 Officers comply with the requirements of the federal securities laws, directors and Section 16 Officers should recognize that legally it remains their obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider trading transactions.